EXHIBIT NO. 99.(h) 10

AMENDMENT TO MASTER ADMINISTRATIVE SERVICES AGREEMENT

This AMENDMENT, dated as of September 24, 2024 (the "Amendment"), is made between Massachusetts Financial Services Company, a Delaware Corporation (the "Administrator") and each of the funds (or trusts acting on behalf of their series) identified from time to time on Exhibit A hereto (each a “Fund” and collectively the “Funds”).

WITNESSETH

WHEREAS, the Administrator and the Funds have entered into the MASTER ADMINISTRATIVE SERVICES AGREEMENT initially dated the 1st day of March, 1997, as amended and restated as of April 1, 2023 (the "Agreement"); and

 WHEREAS, effective January 1, 2025, the Administrator and the Funds desire to amend Exhibit D to the Agreement as hereinafter set forth.

ACCORDINGLY, in consideration of the mutual agreements herein contained, the Administrator and the Funds hereby agree as follows:

• Section 1. The existing Exhibit D (Administrative Fee) to the Agreement is replaced in its entirety and replaced with the revised Exhibit D attached hereto, effective January 1, 2025.

• Section 2. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affiliated, as of the date first written above.

On behalf of the MFS Family of Funds listed on Exhibit A to this Agreement

By:JOHN P. KAVANAUGH

John P. Kavanaugh

Chairman

MASSACHUSETTS FINANCIAL SERVICES COMPANY

By:CAROL GEREMIA

Carol Geremia

 President